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                                                                       EXHIBIT 5


                                            February 10, 2000



McKesson HBOC, Inc.
McKesson Plaza
One Post Street
San Francisco, CA 94104



     I am Senior Vice President, General Counsel and Secretary of McKesson HBOC, Inc., a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to 9,875,000 shares of the Company's Common stock, par value $0.01 per share, issuable pursuant to the McKesson HBOC, Inc. Outside Plans. As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock of the Company, when issued in accordance with the Outside Plans, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                       Very truly yours,



                                       /s/Ivan D. Meyerson
                                       Ivan D. Meyerson
                                       Senior Vice President,
                                       General Counsel and Corporate Secretary